SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: December 29, 2011

(Date of earliest event reported)

LOGITECH INTERNATIONAL S.A.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-29174

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6505 Kaiser Drive

Fremont, California 94555

(Address of principal executive offices and zip code)

(510) 795-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 29, 2011, Logitech International S.A. (“Company”) entered into a Senior Revolving Credit Facility Agreement dated effective December 23, 2011 among the Company, the lenders from time to time party thereto and Credit Suisse AG as arranger and agent (the “Credit Agreement”). The Credit Agreement provides for a revolving multicurrency unsecured credit facility in an amount of up to $250 million (the “Facility”). The Company may, upon notice to the lenders and subject to certain requirements, arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $150 million in additional commitments, for a total of $400 million of unsecured revolving credit. The Company has not borrowed any amounts under the Facility. The Facility may be used for working capital, general corporate purposes, and acquisitions.

The Facility matures on October 31, 2016, at which time any outstanding principal, together with all accrued and unpaid interest, is due and payable. The Company may prepay the loans under the Facility in whole or in part at any time without premium or penalty

Borrowings under the Facility will accrue interest at a per annum rate of LIBOR (or EUROBOR, in the case of loans denominated in Euros) plus a margin of 0.90% to 2.75%, with such margin being determined quarterly based on the ratio of net senior debt to EBITDA for the preceding four quarter period. Interest is due and payable at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than six months).

The Facility contains representations, covenants and events of default customary in Swiss credit markets. Affirmative covenants include covenants regarding reporting requirements, maintenance of insurance, maintenance of properties and compliance with applicable laws and regulations, and financial covenants that require the maintenance of net senior debt, interest cover and adjusted equity ratios determined in accordance with the terms of the Facility. Negative covenants limit the ability of the Company and its subsidiaries, among other things, to grant liens, make investments, incur debt, make certain restricted payments, enter into a merger or acquisition, or sell, transfer or dispose of assets, in each case subject to certain exceptions.

Upon an uncured event of default under the Facility, the lenders may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable, terminate their commitments and exercise other rights and remedies provided for under the Facility. The events of default under the Facility include, among other things, payment defaults, covenant defaults, inaccuracy of representations and warranties, cross defaults with certain other indebtedness, bankruptcy and insolvency events and events that have a material adverse effect (as defined in the Facility). Upon a change of control of the Company, lenders whose commitments aggregate more than 662/3% of the total commitments under the Facility may terminate the commitments and declare all outstanding obligations to be due and payable.

The foregoing summary is qualified in its entirety by reference to the full text of the Facility agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Senior Revolving Credit Facility Agreement dated December 23, 2011 among Logitech International S.A., the lenders party thereto from time to time and Credit Suisse AG as Arranger and Agent

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Logitech International S.A.

/s/ CATHERINE VALENTINE
Catherine Valentine General Counsel, Vice President, Legal and Secretary

January 4, 2012